Exhibit 99.1
Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
May 21, 2008
D.R. HORTON, INC., AMERICA’S BUILDER, ANNOUNCES EXCHANGE OFFER AND CONSENT SOLICITATION FOR ITS 9.75% SENIOR SUBORDINATED NOTES DUE 2010
     FORT WORTH, TEXAS — D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today announced the commencement of an offer to exchange any and all of its outstanding 9.75% Senior Subordinated Notes due 2010 (the “Existing Notes”) for newly issued 9.75% Senior Notes due 2010 (the “New Notes”). In conjunction with the exchange offer, the Company is soliciting consents to an amendment to the indenture governing the Existing Notes that would eliminate many of the restrictive covenants applicable to the Existing Notes.
     The exchange offer is being made pursuant to an Offering Memorandum and Consent Solicitation Statement, dated May 21, 2008, and a related Letter of Transmittal and Consent. The consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on Wednesday, June 4, 2008, unless otherwise extended. The exchange offer is scheduled to expire at 5:00 p.m., New York City time, on Thursday, June 19, 2008, unless otherwise extended. If the exchange offer is consummated, each $1,000 of Existing Notes tendered and accepted will be exchanged for $1,000 of New Notes. Interest on the New Notes will accrue from the last date on which interest was paid on the Existing Notes and will accrue at the same rate as and will be payable on the same dates as interest was payable on the Existing Notes. A cash payment in the amount of $10 for each $1,000 in principal amount of Existing Notes will be paid to each holder of the Existing Notes who validly tenders notes and delivers a consent prior to the expiration of the consent solicitation.
     This exchange offer and consent solicitation are conditioned upon, among other things, receipt of tenders from, and consents to, the proposed amendments to the Existing Notes indenture from holders of a majority in principal amount of the outstanding Existing Notes and the satisfaction of certain other customary conditions.

     The exchange offer will be made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. This press release is not an offer to exchange any Existing Notes for New Notes, a solicitation of an offer to exchange any Existing Notes for New Notes, a solicitation of consents with respect to the Existing Notes, an offer to sell any New Notes or the solicitation of an offer to buy any New Notes. Tenders of Existing Notes and delivery of related consents may only be made pursuant to the Company’s Offering Memorandum and Consent Solicitation Statement, dated May 21, 2008, and related Letter of Transmittal and Consent, which the Company has sent to holders of the Existing Notes. The Offering Memorandum and Consent Solicitation Statement, and related documents, set forth the complete terms of the Exchange Offer and Consent Solicitation.
     MacKenzie Partners, Inc. is acting as Exchange Agent and Information Agent in connection with the Exchange Offer and Consent Solicitation. MacKenzie Partners, Inc. can be reached toll free at (800) 322-2885.
     D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 41,000 homes in its fiscal year ended September 30, 2007. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 82 markets in 27 states in the Northeast, Midwest, Southeast, South Central, Southwest, California and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.
WEBSITE ADDRESS: www.drhorton.com